Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

August 23, 2012

Cazador Acquisition Corporation Ltd. BBVA Building, P1 254 Muñoz Rivera Avenue San Juan, Puerto Rico 00918

Ladies and Gentlemen:

We have acted as counsel to Cazador Acquisition Corporation Ltd., a Cayman Islands limited corporation (“Cazador Cayman”), in connection with (i) its conversion to a Delaware corporation (“Cazador Delaware”) pursuant to Section 388 of the DGCL and Article 206 of the Companies Law (2011 Revision) of the Cayman Islands (the “Domestication”), (ii) the subsequent merger of Net Element, Inc., a Delaware corporation (the “Company”), with and into Cazador Delaware pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 12, 2012, by and among Cazador Cayman and the Company, and (iii) the preparation and filing of the registration statement on Form S-4, and any amendments thereto (the “Form S-4”), which includes the prospectus and proxy statements attached thereto filed by Cazador Cayman with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being delivered in accordance with the requirements of Item 601(b)(8) of the Regulation S-K under the Securities Act. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In rendering the opinion set forth below, we have examined and relied upon the accuracy and completeness (which we have neither investigated nor verified) of the facts, information, statements, representations, warranties and covenants contained in the originals or copies, certified or otherwise, identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the Form S-4, each as amended or supplemented through the date hereof, and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion set forth below. We have also relied, with the consent of Cazador Cayman, upon statements and representations made by an authorized officer of Cazador Cayman, including in its letter dated the date hereof (the “Tax Certificate”), and have assumed that the Tax Certificate will be complete and accurate, and will be re-executed by an officer of Cazador Cayman, as of the effective time of the Domestication, and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be accurate and complete as if made without such qualification. Our opinion is expressly conditioned on, among other things, the accuracy and completeness, both initially and continuing as of the effective time of the Domestication, of such facts, information, statements, representations, warranties, covenants and assumptions referred to above.

For purposes of this opinion, we have assumed that the Conversion will be consummated in the manner described in the Form S-4 and pursuant to Section 388 of the DGCL and Article 206 of the Companies Law (2011 Revisions) of the Cayman Islands, and that none of the terms and conditions contained therein have been waived or modified in any respect.

NEW YORK ♦ LONDON ♦ HONG KONG ♦ CHICAGO ♦WASHINGTON, D.C. ♦ BEIJING ♦ PARIS ♦ LOS ANGELES ♦ SAN FRANCISCO ♦ PHILADELPHIA ♦ SHANGHAI ♦ PITTSBURGH
MUNICH ♦ ABU DHABI ♦ PRINCETON ♦ NORTHERN VIRGINIA ♦ WILMINGTON ♦ SILICON VALLEY ♦ DUBAI ♦ CENTURY CITY ♦ RICHMOND ♦ GREECE

Cazador Acquisition Corporation Ltd. August 23, 2012 Page 2

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (“IRS”) and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). Additionally, our opinion is not binding on the IRS or the courts and no rulings have been requested or received from the IRS as to any of the matters discussed herein. Accordingly, the IRS may assert a position contrary to our opinion, and a court may agree with the IRS’ position. A change in any of the authorities, or the inaccuracy or failure to be complete, of any of the facts, information, documents, corporate records, covenants, warranties, statements, representations or assumptions upon which our opinion is based could affect our conclusions.

Based solely upon and subject to the foregoing, the discussion set forth in the Form S-4 under the heading “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES – Material U.S. Federal Income Tax Consequences of the Cazador Domestication” constitutes our opinion to the extent that it states a legal conclusion relating to matters of U.S. federal income tax law, subject to the qualifications, assumptions and limitations set forth in the Form S-4.

Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or in any fact, information, document, corporate record, covenant, warranty, statement, representation or assumption stated herein which becomes untrue, incomplete or incorrect. Any such change may affect the conclusions stated herein.

This opinion has been prepared for you in connection with the transaction described herein. It may not be relied upon by anyone else without our prior written consent. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the discussion of this opinion in the Form S-4, to the filing of this opinion as an exhibit to the Form S-4, and to the reference to our firm under the headings “QUESTIONS AND ANSWERS”, “SUMMARY”, “RISK FACTORS” and "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES" in the Form S-4. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Reed Smith LLP

REED SMITH LLP